Exhibit (E)(2)

AMENDED & RESTATED DISTRIBUTION REINVESTMENT PLAN

Effective May 9, 2024

This Amended & Restated Distribution Reinvestment Plan (the “Plan”) is adopted by Oaktree Strategic Credit Fund (the “Fund”) and amends and restates in its entirety the Distribution Reinvestment Plan adopted by the Fund effective as of February 3, 2022.

1. Distribution Reinvestment. As agent for the shareholders (the “Shareholders”) of the Fund who (i) purchase Class T, Class S shares, Class D shares or Class I shares of the Fund’s common shares of beneficial interest (collectively the “Common Shares”) pursuant to the Fund’s continuous public offering (the “Offering”), or (ii) purchase Common Shares pursuant to any future offering of the Fund, and who do not opt out of participating in the Plan (or, in the case of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington investors and clients of participating broker-dealers that do not permit automatic enrollment in the Plan, who opt to participate in the Plan) (the “Participants”), the Fund will apply all dividends and other distributions declared and paid in respect of the Common Shares held by each Participant and attributable to the class of Common Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Common Shares acquired under the Plan, to the purchase of additional Common Shares of the same class for such Participant. Distributions on fractional shares will be credited to each Participant’s account to three decimal places.

2. Effective Date. The effective date of this Plan shall be the date that the minimum offering requirements are met in connection with the Offering and the escrowed subscription proceeds are released to the Fund.

3. Procedure for Participation. Any Shareholder (unless such Shareholder is a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan) who has received a Prospectus, as contained in the Fund’s registration statement filed with the Securities and Exchange Commission (the “SEC”), will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement. Any Shareholder who is a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont or Washington or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan who has received a Prospectus, as contained in the Fund’s registration statement filed with the SEC, will become a Participant if they elect to become a Participant by noting such election on their subscription agreement. If any Shareholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Fund or SS&C GIDS, Inc. (the “Plan Administrator”). Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Common Shares will be purchased under the Plan as of the first calendar day of the month (the “Purchase Date”) following the record date of the Distribution.

4. Suitability. Each Participant is requested to promptly notify the Fund in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth and investment concentration standards imposed by such Participant’s state of residence and set forth in the Fund’s most recent prospectus. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Fund’s sponsor, or any other person selling shares on behalf of the Fund to the Participant to make every reasonable effort to determine that the purchase of Common Shares is a suitable and appropriate investment based on information provided by such Participant.

5. Purchase of Common Shares.

a. The Fund shall use newly-issued shares of its Common Shares to implement the Plan. The number of newly-issued shares to be issued to a Shareholder shall be determined by dividing the total dollar amount of the distribution payable to such Shareholder by a price equal to the most recent available net asset value as of the Purchase Date. Common Shares issued pursuant to the Plan will have the same voting rights as Common Shares issued pursuant to the Offering. The Fund shall pay the Plan Administrator’s fees under the Plan.

b. No upfront selling commissions will be payable with respect to shares purchased pursuant to the Plan, but such shares will be subject to ongoing distributor and/or shareholder servicing fees. Participants in the Plan may purchase fractional Common Shares so that 100% of the Distributions will be used to acquire Common Shares.

6. Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and addressed to Oaktree Strategic Credit Fund, c/o SS&C GIDS, Inc. if to the Plan Administrator, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Fund. Each Participant shall notify the Fund promptly in writing of any change of address.

7. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE FUND WITH THE SEC.

8. Share Certificates. The ownership of the Common Shares purchased through the Plan will be in book-entry form unless and until the Fund issues certificates for its outstanding Common Shares.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering notice to the Plan Administrator. Such notice must be received by the Plan Administrator five business days in advance of the first calendar day of the next month in order for a Participant’s termination to be effective for such month. Any transfer of Common Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Common Shares. If a participant elects to tender its Common Shares in full, any Common Shares issued to the participant under the Plan subsequent to the expiration of the tender offer will be considered part of the participant’s prior tender, and participant’s participation in the Plan will be terminated as of the valuation date of the applicable tender offer. Any distributions to be paid to such shareholder on or after such date will be paid in cash on the scheduled distribution payment date. If a Participant terminates Plan participation, the Fund may, at its option, ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Shareholder in cash.

10. Amendment, Suspension or Termination by the Fund. The Board of Trustees may by majority vote amend any aspect of the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 business days prior to the effective date of that amendment. The Board of Trustees may by majority vote suspend or terminate the Plan for any reason upon 10 business days’ written notice to the Participants.

11. Liability of the Fund. The Fund shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Common Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Fund has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

12. Applicable Law. These terms and conditions shall be governed by the laws of the State of New York.